Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-189641), Form S-8 (No. 333-212337, 333-179824, 333-156447, No. 333-101346, and No. 333-75738) and Form S-3D (No. 333-101347 and No. 333-79911) of Eastern Virginia Bankshares, Inc. and subsidiaries of our reports dated March 15, 2017 related to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2016.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 15, 2017